Exhibit 99.1

FOR IMMEDIATE RELEASE

February 1, 2017

For further information contact:

Investor Relations

PR@citizensinc.com

CITIZENS, INC. ANNOUNCES NEW CHIEF OPERATING OFFICER

AUSTIN, TX – February 1, 2017 – Citizens, Inc. (NYSE: CIA) today announced that its Board of Directors has unanimously appointed Terry Festervand as Chief Operating Officer (COO).

Ms. Festervand joins Citizens with over 18 years of insurance experience at American International Group, Inc. (“AIG”), where she was at one time the Director of Global Sarbanes Oxley (“SOX”) Compliance (AIG Corporate, New York) and led the development and implementation of a SOX compliance program throughout AIG’s world wide operations. Ms. Festervand brings Citizens’ team expertise in coordinating publicly traded company responsibilities with insurance operations, having been an EVP, CFO at AIG (Advisor Group, Atlanta). Other past roles within AIG include: VP Quality & Control (AIG ALICO, New York) and SVP, Treasurer and Accounting Operations (Life & Retirement, Houston), where she led the development of a compliance risk management program and the introduction of an operational risk management program.

Ms. Festervand will report to Citizens’ President, Kay Osbourn, but will be spending significant time with Geoff Kolander, Citizens’ CEO, implementing Citizens’ “winning with talent and execution” corporate strategy.

According to Mr. Kolander, “this strategic appointment is the first step in implementing the future vision of Citizens. Terry brings vast experience and knowledge of internal control best practices, financial reporting responsibilities and insurance operations to the Company. Further, I admire Terry’s proven track record as a beacon of integrity within an organization. Terry embodies the precise combination of talent and character we require within our executive team and organization. I look forward to working with Terry and the rest of our executive team as we shape Citizens for success.”

Citizens, Inc. is a financial services company listed on the New York Stock Exchange under the symbol CIA. The Company utilizes a three-pronged strategy for growth based upon worldwide sales of U.S. Dollar-denominated whole life cash value insurance policies, life insurance product sales in the U.S. and the acquisition of other U.S.-based life insurance companies. Citizens Class A common stock closed at $9.26 on January 31, 2017.

This press release may contain forward-looking statements as defined in the U.S. federal securities laws. which can be identified by words such as “may,” “will,” “expect,” “anticipate” or “continue” or comparable words. In addition, all statements other than statements of historical facts that address activities that the Company expects or anticipates will or may occur in the future are forward-looking statements. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated or implied by the forward-looking statements, including the “Risk Factors” and similar disclosure described in Citizens’ Annual Report on Form 10-K for the year ended December 31, 2015, Quarterly Reports on Form 10-Q and other periodic filings with the Securities and Exchange Commission You should not unduly rely on forward-looking statements, which speak only as of the date they are made. Citizens undertakes no duty or obligation to update or revise any forward-looking statement as a result of new information, future events or changes in the Company’s expectations. The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by the investment community.